EXHIBIT 99.1

Teva Announces Strong Financial Results for the Third Quarter of 2024, led by Generics Performance and Innovative Portfolio Growth; Raises 2024 Financial Outlook including on Revenues, Adjusted EBITDA and Non-GAAP EPS

For an accessible version of this Press Release, please visit www.tevapharm.com

  Q3 2024 revenues of $4.3 billion reflect an increase of 13% in U.S. dollars, or 15% in local currency terms, compared to Q3 2023.
  AUSTEDO® – shows continued growth, U.S. revenues of $435 million in Q3 2024, an increase of 28% compared to Q3 2023; reaffirming 2024 revenue outlook of ~$1.6 billion.
  AJOVY® – global revenues of $137 million in Q3 2024, an increase of 21% in local currency terms compared to Q3 2023.
  UZEDY® is gaining momentum – U.S. revenues of $35 million in Q3 2024; raising 2024 revenues outlook from ~$80 million to ~$100 million.
  Early and late-stage innovative pipeline continues to progress, with duvakitug (Anti-TL1A) top-line results expected in Q4 2024, and TEV-‘749 (olanzapine LAI) achieving phase III target injections without PDSS.
  Generics business grows across all regions – increased by 30% in the U.S., 8% in Europe and 13% in International Markets, in local currency terms compared to Q3 2023.
  Teva’s biosimilar candidate to Prolia® (denosumab) accepted for review by the U.S. FDA and the European Medicines Agency (EMA).
  Intention to divest Teva api on track, targeting completion in the first half of 2025.

Q3 2024 Highlights:

  Revenues of $4.3 billion
  GAAP loss per share of $0.39
  Non-GAAP diluted EPS of $0.69
  Cash flow generated from operating activities of $693 million
  Free cash flow of $922 million
  Building on Teva's strong performance in the first nine months of 2024 and expected developments in the fourth quarter, Teva's full year 2024 business outlook is raised to:
    Revenues of $16.1 - $16.5 billion
    UZEDY revenues of ~$100 million
    COPAXONE® revenues of ~$500 million
    Operating income of $4.2-$4.5 billion
    Adjusted EBITDA of $4.7 - $5.0 billion
    Non-GAAP diluted EPS of $2.40- $2.50

TEL AVIV, Israel, Nov. 06, 2024 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2024.

Mr. Richard Francis, Teva's President and CEO, said, “The third quarter of 2024 marks our seventh consecutive quarter of growth, with global revenues reaching $4.3 billion, an increase of 15% in local currency terms compared to the third quarter of 2023. Our innovative portfolio and generics business drove strong performance in the third quarter of 2024, reflecting the successful execution of our Pivot to Growth Strategy. Due to our effort and commitment, we are consistently delivering on our growth strategy, executing on our ambitious targets by following our strategic framework, as we remain laser focused on its four key pillars.”

Mr. Francis continued, “I am confident that with our newly accelerated innovative pipeline, both early- and late-stage, we are well-positioned to provide meaningful access to medicines for patients who need them, while also delivering continued growth for our shareholders.

“With these strong results, we are raising our 2024 financial outlook, including on revenues, Adjusted EBITDA, and Non-GAAP EPS.”

Pivot to Growth Strategy

In May 2023, we introduced our “Pivot to Growth” strategy, which is based on four key pillars: (i) delivering on our growth engines, mainly AUSTEDO, AJOVY, UZEDY and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

Third Quarter 2024 Consolidated Results

The data presented in this press release with respect to operating income (loss), income (loss) before income taxes, income taxes (benefit), net income (loss) attributable to Teva and earnings (loss) per share for prior period has been revised to reflect a revision in relation to a contingent consideration and related expenses. For additional information, see note 1b to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and note 1c to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2024.

Revenues in the third quarter of 2024 were $4,332 million, an increase of 13% in U.S. dollars or 15% in local currency terms, compared to the third quarter of 2023. This increase was mainly due to higher revenues from generic products in all our segments, from AUSTEDO in our United States segment and from sale of product rights in our Europe and International Markets segments.

Exchange rate movements during the third quarter of 2024, including hedging effects, negatively impacted revenues by $88 million, compared to the third quarter of 2023.

Gross profit in the third quarter of 2024 was $2,148 million, an increase of 16% compared to $1,851 million in the third quarter of 2023. Gross profit margin was 49.6% in the third quarter of 2024, compared to 48.1% in the third quarter of 2023. Non-GAAP gross profit was $2,327 million in in the third quarter of 2024, an increase of 13% compared to $2,060 million in the third quarter of 2023. Non-GAAP gross profit margin was 53.7% in the third quarter of 2024, compared to 53.5% in the third quarter of 2023. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily AUSTEDO, partially offset by a negative impact from foreign exchange rate movements including hedging effects.

Research and Development (R&D) expenses, net in the third quarter of 2024 were $240 million, a decrease of 5% compared to $253 million in the third quarter of 2023. Our lower R&D expenses, net in the third quarter of 2024 were largely driven by reimbursements from our strategic partnerships, reflecting a decrease related to our late-stage innovative pipeline, partially offset by an increase in R&D expenses relating to immunology projects. As we continue to execute on our Pivot to Growth strategy, we see a higher R&D spend in some of our late-stage innovative pipeline assets.

Selling and Marketing (S&M) expenses in the third quarter of 2024 were $626 million, an increase of 9% compared to the third quarter of 2023. This increase was mainly to support revenue growth in generic products, AUSTEDO and AJOVY.

General and Administrative (G&A) expenses in the third quarter of 2024 were $298 million, an increase of 11% compared to the third quarter of 2023.

Other income in the third quarter of 2024 was $21 million, compared to $9 million in the third quarter of 2023. Other income in the third quarter of 2024 included a capital gain from the sale of a business in our International Markets segment.

Operating loss in the third quarter of 2024 was $51 million, compared to an operating income of $344 million in the third quarter of 2023. Operating loss as a percentage of revenues was 1.2% in the third quarter of 2024, compared to an operating income as a percentage of revenues 8.9% in the third quarter of 2023. This decrease was mainly due to a goodwill impairment charge and higher legal settlements and loss contingencies, partially offset by higher gross profit during the third quarter of 2024. Non-GAAP operating income in the third quarter of 2024 was $1,214 million representing a non-GAAP operating margin of 28.0% compared to non-GAAP operating income of $1,020 million representing a non-GAAP operating margin of 26.5% in the third quarter of 2023. The increase in non-GAAP operating margin in the third quarter of 2024 was mainly due to lower operating expenses as a percentage of revenues.

Exchange rate movements during the third quarter of 2024, including hedging effects, negatively impacted our operating loss by $57 million and non-GAAP operating income by $58 million compared to the third quarter of 2023.

Financial expenses, net in the third quarter of 2024 were $272 million, mainly comprised of net-interest expenses of $225 million and a negative exchange rate impact driven mainly from currencies which we were unable to hedge. In the third quarter of 2023, financial expenses, net were $280 million, mainly comprised of net-interest expenses of $247 million and a negative exchange rate impact driven mainly from currencies which we were unable to hedge.

In the third quarter of 2024, we recognized a tax expense of $69 million, on a pre-tax loss of $324 million. In the third quarter of 2023, we recognized a tax benefit of $12 million, on a pre-tax income of $64 million. Our tax rate for the third quarter of 2024 was mainly impacted by impairment charges with no corresponding tax effects, an adjustment to Teva's corporate tax rate in Israel on losses related to non-qualified tax incentive activities in Israel, legal expenses with no corresponding tax effect related to the fine issued by the European Commission in connection with its antitrust investigation into COPAXONE, and recording of valuation allowance with respect to certain carry over credits outside of Israel. Teva’s tax rate for the third quarter for 2023 was mainly affected by deferred tax benefits resulting from intellectual property related integration plans, which have been adopted, among others, in an effort of addressing the global adoption of the Organization for Economic Co-operation and Development (OECD) Pillar Two minimum effective corporate tax.

Non-GAAP tax rate in the third quarter of 2024 was 16.0%, compared to 9.0% in the third quarter of 2023. Our non-GAAP tax rate in the third quarter of 2024 was mainly impacted by the generation of profits in various jurisdictions with different tax rates, an adjustment to Teva’s corporate tax rate in Israel on losses related to non-qualified tax incentive activities in Israel, recording of valuation allowance with respect to certain carry over credits outside of Israel, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the third quarter of 2023 was mainly impacted by the generation of profits in various jurisdictions with different tax rates, tax benefits, deferred tax benefits resulting from intellectual property related integration plans, as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2024 to be between 14%-17%, slightly higher than our non-GAAP tax rate for 2023, which was 13%, mainly due to a lower net tax benefit related to deferred tax assets resulting from intellectual property-related integration plans in 2023.

Net loss attributable to Teva and loss per share in the third quarter of 2024were $437 million and $0.39, respectively, compared to net income attributable to Teva and diluted earnings per share $69 million and $0.06, respectively, in the third quarter of 2023. This decrease was mainly due to the changes in operating (income) loss discussed above.

Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the third quarter of 2024 were $798 million and $0.69, respectively, compared to $677 million and $0.60, respectively, in the third quarter of 2023.

Adjusted EBITDA was $1,327 million in the third quarter of 2024, an increase of 17%, compared to $1,134 million in the third quarter of 2023.

As of September 30, 2024 and 2023, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,167 million shares and 1,157 million shares, respectively.

Non-GAAP information: net non-GAAP adjustments in the third quarter of 2024 were $1,235 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the third quarter of 2024 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $146 million, of which $136 million is included in cost of sales and the remaining $10 million in S&M expenses;
  An adjustment to impairment of long-lived assets in an amount of $51 million;
  Goodwill impairment charge of $600 million related to the Teva's API reporting unit;
  Legal settlements and loss contingencies of $450 million mainly related to a provision of $350 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE (which we intend to appeal), and to an update to the estimated settlement provision of $121 million for the opioid cases (mainly related to the settlement agreement with the city of Baltimore and the effect of the passage of time on the net present value of the discounted payments);
  Contingent consideration expenses of $34million;
  Equity compensation expenses of $29 million;
  Restructuring expenses of $21 million;
  Financial expenses of $11 million;
  Gain on sale of business of $20 million;
  Other non-GAAP items of 56 million;
  Items attributable to non-controlling interests of $41 million; and
  Corresponding tax effects and unusual tax items of $83 million

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2024 was $693 million, compared to $5 million in the third quarter of 2023. The higher cash flow generated from operating activities in the third quarter of 2024 resulted mainly from higher profit in our United States segment, as well as changes in working capital items, including a positive impact from accounts receivables, net of SR&A, and from accounts payables and inventory levels, partially offset by higher legal payments during the third quarter of 2024.

During the third quarter of 2024, we generated free cash flow of $922 million, which we define as comprising $693 million in cash flow generated from operating activities, $339 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), and $38 million in divestitures of businesses and other assets, partially offset by $148 million in cash used for capital investment. During the third quarter of 2023, we generated free cash flow of $229 million, which we define as comprising $5 million in cash flow generated from operating activities, $362 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), and $10 million in proceeds from divestitures of businesses and other assets, partially offset by $149 million in cash used for capital investment. The increase in the third quarter of 2024 resulted mainly from higher cash flow generated from operating activities.

As of September 30, 2024, our debt was $18,980 million, compared to $19,833 million as of December 31, 2023. This decrease was mainly due to repayment at maturity of $956 million of 6% senior notes due in 2024, partially offset by $88 million of exchange rate fluctuations. The portion of total debt classified as short-term as of September 30, 2024 was 14% compared to 8% as of December 31, 2023.

Our average debt maturity was approximately 5.5 years as of September 30, 2024, compared to 6.0 years as of December 31, 2023.

Segment Results for the Third Quarter of 2024

United States Segment

As part of a recent shift in executive management responsibilities and in line with our Pivot to Growth strategy, commencing January 1, 2024, Canada is reported as part of our International Markets segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,225	100%	$1,896	100%
Gross profit	1,265	56.9%	1,060	55.9%
R&D expenses	151	6.8%	156	8.2%
S&M expenses	259	11.6%	243	12.8%
G&A expenses	107	4.8%	93	4.9%
Other loss (income)	§	§	(2)	§
Segment profit*	$748	33.6%	$571	30.1%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the third quarter of 2024 were $2,225 million, an increase of $329 million, or 17%, compared to the third quarter of 2023. This increase was mainly due to higher revenues from generic products, AUSTEDO and UZEDY, partially offset by lower revenues from certain innovative products, primarily COPAXONE and BENDEKA® and TREANDA®.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products	$1,094	$839	30%
AJOVY	58	56	4%
AUSTEDO	435	339	28%
BENDEKA and TREANDA	40	56	(28%)
COPAXONE	69	98	(30%)
UZEDY	35	2	N/A
Anda	380	367	3%
Other	115	140	(18%)
Total	$2,225	$1,896	17%

Generic products revenues in our United States segment (including biosimilars) in the third quarter of 2024 were $1,094 million, an increase of 30% compared to the third quarter of 2023, the majority of which was driven by higher revenues from lenalidomide capsules (the generic version of Revlimid®), and the remaining, primarily by the launch of liraglutide injection 1.8mg (an authorized generic of Victoza®) and higher revenues from epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®).

Among the most significant generic products we sold in the United States in the third quarter of 2024 were lenalidomide capsules (the generic version of Revlimid®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®), Truxima® (the biosimilar to Rituxan®) and liraglutide 1.8 mg injection (an authorized generic of Victoza®). In the third quarter of 2024, our total prescriptions were approximately 292 million (based on trailing twelve months), representing 7.6% of total U.S. generic prescriptions, compared to approximately 320 million (based on trailing twelve months), representing 8.4% of total U.S. generic prescriptions in the third quarter of 2023, all according to IQVIA data.

On October 1, 2024, Teva launched octreotide acetate for injectable suspension, the first generic version of Sandostatin® LAR Depot. Octreotide acetate for injectable suspension is indicated for the treatment of acromegaly and severe diarrhea associated with carcinoid syndrome, and is available to patients in the U.S.

AJOVY revenues in our United States segment in the third quarter of 2024 were $58 million, an increase of 4% compared to the third quarter of 2023, mainly due to growth in volume. In the third quarter of 2024, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 29.1% compared to 24.9% in the third quarter of 2023.

AUSTEDO revenues in our United States segment in the third quarter of 2024 increased by 28% to $435 million, compared to $339 million in the third quarter of 2023, mainly due to growth in volume and expanded access for patients.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023, in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. In May 2024, the FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg. In July 2024, the FDA approved the 18 mg dosage for AUSTEDO XR, making it a one pill, once-daily option for all available doses. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the third quarter of 2024 were $35 million. UZEDY was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is a subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by nine Orange Book patents expiring between 2025 and 2033. We are moving forward with plans to launch UZEDY in other countries around the world. UZEDY faces competition from multiple other products.

BENDEKA and TREANDA combined revenues in our United States segment in the third quarter of 2024 were $40 million, a decrease of 28% compared to the third quarter of 2023, mainly due to competition from alternative therapies, as well as the entry of generic bendamustine products into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our United States segment in the third quarter of 2024 were $69 million, a decrease of 30% compared to the third quarter of 2023, mainly due to market share erosion and competition.

Anda revenues from third-party products in our United States segment in the third quarter of 2024 increased by 3% to $380 million, compared to $367 million in the third quarter of 2023, mainly due to higher volumes. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda is able to compete in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

United States Gross Profit

Gross profit from our United States segment in the third quarter of 2024 was $1,265 million, an increase of 19%, compared to $1,060 million in the third quarter of 2023.

Gross profit margin for our United States segment in the third quarter of 2024 increased to 56.9%, compared to 55.9% in the third quarter of 2023. This increase was mainly due to a favorable mix of products primarily driven by higher revenues from lenalidomide capsules (the generic version of Revlimid®) and AUSTEDO.

United States Profit

Profit from our United States segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the third quarter of 2024 was $748 million, an increase of 31% compared to $571 million in the third quarter of 2023. This increase was mainly due to higher gross profit, partially offset by higher S&M and G&A expenses, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,265	100%	$1,146	100%
Gross profit	698	55.2%	648	56.6%
R&D expenses	55	4.3%	62	5.4%
S&M expenses	203	16.0%	184	16.0%
G&A expenses	67	5.3%	66	5.7%
Other loss (income)	1	§	§	§
Segment profit*	$373	29.5%	$338	29.5%
___________
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2024 were $1,265 million, an increase of 10%, or $119 million, compared to the third quarter of 2023. In local currency terms, revenues increased by 11% compared to the third quarter of 2023, mainly due to higher revenues from generic and OTC products as well as from AJOVY. Our higher revenues in the third quarter of 2024 were also partly driven by the sale of certain product rights.

In the third quarter of 2024, revenues were negatively impacted by exchange rate fluctuations of $6 million, net of hedging effects, compared to the third quarter of 2023. Revenues in the third quarter of 2024, included $10 million from a negative hedging impact, which is included in “Other” in the table below. Revenues in the third quarter of 2023 included $15 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products	$973	$886	10%
AJOVY	56	41	37%
COPAXONE	53	55	(5%)
Respiratory products	60	61	(1%)
Other*	124	104	19%
Total	$1,265	$1,146	10%

* Other revenues in the third quarter of 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the third quarter of 2024, were $973 million, an increase of 10% compared to the third quarter of 2023. In local currency terms, revenues increased by 8%, mainly due to price increases as a result of market conditions such as inflationary pressures in certain markets, as well as higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the third quarter of 2024 increased by 37% to $56 million, compared to $41 million in the third quarter of 2023. In local currency terms, revenues increased by 36%, due to growth in volume.

COPAXONE revenues in our Europe segment in the third quarter of 2024 were $53 million, a decrease of 5%. in both U.S. dollars and local currency terms compared to the third quarter of 2023, due to price reductions and a decline in volume resulting from the availability of alternative therapies and competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the third quarter of 2024 were $60 million, a decrease of 1% compared to the third quarter of 2023. In local currency terms, revenues decreased by 3% compared to the third quarter of 2023, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2024 was $698 million, an increase of 8% compared to $648 million in the third quarter of 2023.

Gross profit margin for our Europe segment in the third quarter of 2024 decreased to 55.2%, compared to 56.6% in the third quarter of 2023. This decrease was mainly due to negative exchange rate impact from hedging activities.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2024 was $373 million, an increase of 10%, compared to $338 million in the third quarter of 2023. This increase was mainly due to higher gross profit resulting mainly from proceeds from the sale of certain product rights, partially offset by S&M expenses.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment includes more than 35 countries, covering a substantial portion of the global pharmaceutical industry.

As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada is reported under our International Markets segment and is no longer included as part of our United States segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$613	100%	$591	100%
Gross profit	306	49.9%	293	49.6%
R&D expenses	27	4.4%	30	5.1%
S&M expenses	134	21.9%	116	19.6%
G&A expenses	36	5.8%	33	5.5%
Other loss (income)	§	§	(2)	§
Segment profit*	$109	17.8%	$117	19.7%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the third quarter of 2024 were $613 million, an increase of 4% compared to the third quarter of 2023. In local currency terms, revenues increased by 18% compared to the third quarter of 2023, mainly due to higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan. Our higher revenues in the third quarter of 2024 were also partly driven by the sale of certain product rights.

In the third quarter of 2024, revenues were negatively impacted by exchange rate fluctuations of $84 million, including hedging effects, compared to the third quarter of 2023. Revenues in the third quarter of 2024 included $1 million from a positive hedging impact, compared to a positive hedging impact of $7 million in the third quarter of 2023, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products	$477	$470	1%
AJOVY	24	18	35%
COPAXONE	13	16	(18%)
Other*	99	87	14%
Total	$613	$591	4%

* Other revenues in the third quarter of 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $477 million in the third quarter of 2024, an increase of 1% compared to the third quarter of 2023. In local currency terms, revenues increased by 13% compared to the third quarter of 2023, mainly due to higher revenues in most markets, largely driven by price increases as a result of higher costs due to inflationary pressure in certain markets and higher volumes, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. AJOVY revenues in our International Markets segment in the third quarter of 2024 were $24 million, compared to $18 million in the third quarter of 2023, due to growth in existing markets in which AJOVY was launched.

COPAXONE revenues in our International Markets segment in the third quarter of 2024 were $13 million compared to $16 million in the third quarter of 2023.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2024 was $306 million, an increase of 4% compared to $293 million in the third quarter of 2023.

Gross profit margin for our International Markets segment in the third quarter of 2024 increased to 49.9%, compared to 49.6% in the third quarter of 2023. This increase was mainly due to price increases largely as a result of inflationary pressures in certain markets, the sale of certain product rights and a favorable mix of products, partially offset by regulatory price reductions and generic competition to off-patented products in Japan, as well as higher costs due to inflationary and other macroeconomic pressures.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2024 was $109 million, a decrease of 7%, compared to $117 million in the third quarter of 2023. This decrease was mainly due to higher S&M expenses in the third quarter of 2024.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale, which divestment is expected to be completed in the first half of 2025. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the third quarter of 2024 were $229 million, an increase of 6% in U.S. dollars or 5% in local currency terms, compared to the third quarter of 2023.

API sales to third parties in the third quarter of 2024 were $130 million, reflecting an increase of 4% in both U.S. dollars and local currency terms, compared to the third quarter of 2023, following a reallocation of an immaterial business within our other activities, in line with our intention to divest our API business.

Outlook for 2024 Non-GAAP Results

$ billions, except EPS or as noted	November 2024 Outlook	July 2024 Outlook	February 2024 Outlook
Revenues*	$16.1 - $16.5	$16.0 - $16.4	$15.7 - $16.3
AUSTEDO ($m)*	~1,600	~1,600	~1,500
AJOVY ($m)*	~500	~500	~500
UZEDY ($m)*	~100	~80	~80
COPAXONE ($m)*	~500	~450	~400
Operating Income	4.2 - 4.5	4.1 - 4.5	4.0 - 4.5
Adjusted EBITDA	4.7 - 5.0	4.6 - 5.0	4.5 - 5.0
Finance Expenses ($m)	~1,000	~1,000	~1,000
Tax Rate	14% - 17%	14% - 17%	14% - 17%
Diluted EPS ($)	2.40 - 2.50	2.30 - 2.50	2.20 - 2.50
Free Cash Flow**	1.7 - 2.0	1.7 - 2.0	1.7 - 2.0
CAPEX*	~0.5	~0.5	~0.5
Foreign Exchange		Volatile swings in FX can negatively impact revenue and income

* Revenues and CAPEX presented on a GAAP basis.

** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Conference Call

Teva will host a conference call and live webcast including a slide presentation on November 6, 2024, at 8:00 a.m. ET to discuss its third quarter 2024 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at https://ir.tevapharm.com/Events-and-Presentations/events-and-presentations/default.aspx

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader with a category-defying portfolio, harnessing our generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva's commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its 37,000 employees across 58 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a future downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; interruptions in our supply chain or problems with internal or third party manufacturing; disruptions of information technology systems; breaches of our data security; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (DPA) with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business and our ability to remediate an existing material weakness in our internal control over financial reporting;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2024 and in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned "Risk Factors.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Nine months ended
		September 30,		September 30,
		2024	2023	2024	2023
Net revenues		4,332	3,850	12,315	11,389
Cost of sales		2,183	1,999	6,372	6,159
Gross profit		2,148	1,851	5,943	5,230
Research and development expenses		240	253	751	726
Selling and marketing expenses		626	576	1,891	1,726
General and administrative expenses		298	268	859	870
Intangible assets impairments		28	47	169	289
Goodwill impairment		600	-	1,000	700
Other asset impairments, restructuring and other items		(23)	57	931	276
Legal settlements and loss contingencies		450	314	638	1,009
Other loss (income)		(21)	(9)	(22)	(43)
Operating income (loss)		(51)	344	(274)	(323)
Financial expenses, net		272	280	763	808
Income (loss) before income taxes		(324)	64	(1,037)	(1,131)
Income taxes (benefit)		69	(12)	648	(48)
Share in (profits) losses of associated companies, net		(3)	§	(1)	(1)
Net income (loss)		(390)	77	(1,684)	(1,082)
Net income (loss) attributable to non-controlling interests		47	8	(262)	(60)
Net income (loss) attributable to Teva		(437)	69	(1,422)	(1,022)

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.39)	0.06	(1.26)	(0.91)
	Diluted ($)	(0.39)	0.06	(1.26)	(0.91)
Weighted average number of shares (in millions):	Basic	1,133	1,121	1,130	1,119
	Diluted	1,133	1,135	1,130	1,119

Non-GAAP net income attributable to Teva for diluted earnings per share:*		798	677	2,043	1,762

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.69	0.60	1.78	1.56

Non-GAAP average number of shares (in millions):	Diluted	1,155	1,135	1,148	1,131

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,319	$3,226
Accounts receivables, net of allowance for credit losses of $91 million and $95 million as of September 30, 2024 and December 31, 2023	3,462	3,408
Inventories	3,959	4,021
Prepaid expenses	1,127	1,255
Other current assets	445	504
Assets held for sale	2	70
Total current assets	12,314	12,485
Deferred income taxes	2,070	1,812
Other non-current assets	459	470
Property, plant and equipment, net	5,672	5,750
Operating lease right-of-use assets, net	364	397
Identifiable intangible assets, net	4,756	5,387
Goodwill	16,124	17,177
Total assets	$41,758	$43,479

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,580	$1,672
Sales reserves and allowances	3,785	3,535
Accounts payables	2,371	2,602
Employee-related obligations	619	611
Accrued expenses	2,984	2,771
Other current liabilities	1,241	1,044
Liabilities held for sale	216	13
Total current liabilities	13,797	12,247

Long-term liabilities:
Deferred income taxes	538	606
Other taxes and long-term liabilities	4,344	4,019
Senior notes and loans	16,400	18,161
Operating lease liabilities	295	320
Total long-term liabilities	21,578	23,106
Equity:
Teva shareholders’ equity:	6,065	7,506
Non-controlling interests	319	620
Total equity	6,383	8,126
Total liabilities and equity	$41,758	$43,479

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2024	2023		2024	2023
Operating activities:
Net income (loss)	$(390)	77		$(1,684)	(1,082)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	259	283		790	887
Impairment of goodwill	600	-		1,000	700
Impairment of long-lived assets and assets held for sale	(51)	48		758	310
Net change in operating assets and liabilities	317	(227)		(190)	(364)
Deferred income taxes – net and uncertain tax positions	(53)	(199)		(666)	(349)
Stock-based compensation	29	31		89	93
Other items *	2	(5)		597	18
Net loss (gain) from sale of business and long-lived assets	(21)	(3)		(22)	(29)
Net cash provided by (used in) operating activities	693	5		672	184

Investing activities:
Beneficial interest collected in exchange for securitized account receivables	339	362		951	1,056
Purchases of property, plant and equipment and intangible assets	(148)	(149)		(369)	(407)
Proceeds from sale of business and long-lived assets	38	10		39	68
Acquisition of businesses, net of cash acquired	-	-		(15)	-
Purchases of investments and other assets .	(1)	(38)		(56)	(44)
Proceeds from sale of investments	40	-		40	-
Other investing activities	-	(1)		-	(6)
Net cash provided by (used in) investing activities	268	184		590	667

Financing activities:
Repayment of senior notes and loans and other long term liabilities	-	(1,000)		(956)	(4,152)
Purchase of shares from non-controlling interests	-	-		(64)	-
Dividends paid to non-controlling interests	-	-		(78)	-
Proceeds from senior notes, net of issuance costs	-	-		-	2,451
Proceeds from short term debt	-	700		-	700
Repayment of short term debt	-	(200)		-	(200)
Other financing activities	-	(76)		(19)	(136)
Net cash provided by (used in) financing activities	-	(576)		(1,117)	(1,337)

Translation adjustment on cash and cash equivalents	100	(33)		(53)	(98)

Net change in cash, cash equivalents and restricted cash	1,061	(420)	-	92	(584)
Balance of cash, cash equivalents and restricted cash at beginning of period	2,258	2,670		3,227	2,834

Balance of cash, cash equivalents and restricted cash at end of period	$3,319	2,250		3,319	2,250

Cash and cash equivalents	3,319	2,249		3,319	2,249
Restricted cash included in other current assets	—	1		—	1
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	3,319	2,250		3,319	2,250

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$332	376		$964	1,090
Dividend declared to non-controlling interests	$-	67		$-	67

* Adjustment in the nine-months period ended September 30, 2024 mainly relates to an agreement with the Israeli Tax Authorities to settle certain litigation in an amount of $495 million relating to taxes payable for the years 2008 through 2020.

Amounts may not add up due to rounding
The accompanying notes are an integral part of the financial statements.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

			Three months ended			Nine months ended
			September 30,			September 30,
($ in millions except per share amounts)			2024	2023		2024	2023
Net income (Loss) attributable to Teva(1)		($)	(437)	69	($)	(1,422)	(1,022)
Increase (decrease) for excluded items:
	Amortization of purchased intangible assets		146	145		444	471
	Legal settlements and loss contingencies(2)		450	314		638	1,009
	Goodwill impairment(3)		600	-		1,000	700
	Impairment of long-lived assets(4)		(51)	48		758	310
	Restructuring costs		21	27		52	93
	Equity compensation		29	31		89	93
	Contingent consideration(1)(5)		34	27		305	140
	Loss (Gain) on sale of business		(20)	(5)		(21)	(3)
	Accelerated depreciation		1	25		8	74
	Financial expenses		11	14		35	53
	Items attributable to non-controlling interests(4)		41	(1)		(276)	(91)
	Other non-GAAP items(6)		56	64		162	252
	Corresponding tax effects and unusual tax items(7)		(83)	(80)		270	(315)
Non-GAAP net income attributable to Teva		($)	798	677	($)	2,043	1,762
Non-GAAP tax rate(8)			16.0%	9.0%		15.5%	13.0%
GAAP diluted earnings (loss) per share attributable to Teva		($)	(0.39)	0.06	($)	(1.26)	(0.91)
EPS difference(9)			1.08	0.54		3.04	2.47
Non-GAAP diluted EPS attributable to Teva(9)		($)	0.69	0.60	($)	1.78	1.56
Non-GAAP average number of shares (in millions)(9)			1,155	1,135		1,148	1,131

(1)	The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1c to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(2)	Adjustments for legal settlements and loss contingencies in the third quarter of 2024 were mainly related to a provision of $350 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE®, and to an update to the estimated settlement provision of $121 million for the opioid cases (mainly related to the settlement agreement with the city of Baltimore and the effect of the passage of time on the net present value of the discounted payments). Adjustments for legal settlements and loss contingencies in the third quarter of 2023 were mainly related to a provision of $270 million in connection with the U.S. DOJ patient assistance program litigation. Adjustments for legal settlements and loss contingencies in the nine months ended September 30, 2024 were mainly related to a provision of $350 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and to an update to the estimated settlement provision of $239 million for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore). Adjustments for legal settlements and loss contingencies in the nine months ended September 30, 2023 were mainly related to an update to the estimated provision of $370 million related to the DOJ patient assistance program litigation, an update to the estimated settlement provision of $248 million related to the remaining opioid cases, the provision of $204 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.
(3)	Goodwill impairment charges of $600 million and $1,000 million related to Teva’s API reporting unit were recorded in the three and nine months ended September 30, 2024, respectively. A goodwill impairment charge of $700 million related to our International Markets reporting unit was recorded in the nine months ended September 30, 2023.
(4)	Adjustments for impairment of long-lived assets and items attributable to non-controlling interests, for the first nine months of 2024 primarily consisted of $561 million and $275 million, respectively, related to the classification of the business venture in Japan as held for sale. Adjustments for impairment of long-lived assets, for the first nine months of 2023 primarily consisted of $206 million related to impairments of identifiable product rights and $83 million related to impairments of IPR&D assets.
(5)	Adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $28 million and $266 million, respectively for the three and nine months ended September 30, 2024, and of $23 million and $111 million, respectively for the three and nine months ended September 30, 2023.
(6)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(7)	Adjustments for corresponding tax effects and unusual tax items for the nine months ended September 30, 2024, include a tax item in an amount of $495 million related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020.
(8)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above. GAAP tax rate for the three and nine months ended September 30, 2024 was 21% and 62% respectively and for the three and nine months ended September 30, 2023 was 19% and 4% respectively.
(9)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	2024	2023	2024	2023
Gross profit	$2,148	1,851	$5,943	5,230
Gross profit margin	49.6%	48.1%	48.3%	45.9%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	136	130	409	420
Equity compensation	5	5	17	15
Accelerated depreciation	1	25	8	74
Other non-GAAP items	37	48	117	140
Non-GAAP gross profit	$2,327	2,060	$6,495	5,878
Non-GAAP gross profit margin (2)	53.7%	53.5%	52.7%	51.6%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)
		Three months ended			Nine months ended
		September 30,			September 30,
($ in millions)		2024	2023		2024	2023
Operating income (loss)(1)	($)	(51)	344	($)	(274)	(323)
Operating margin		(1.2%)	8.9%		(2.2%)	(2.8%)
Increase (decrease) for excluded items: (2)
Amortization of purchased intangible assets		146	145		444	471
Legal settlements and loss contingencies		450	314		638	1,009
Goodwill impairment		600	-		1,000	700
Impairment of long-lived assets		(51)	48		758	310
Restructuring costs		21	27		52	93
Equity compensation		29	31		89	93
Contingent consideration(1)		34	27		305	140
Loss (gain) on sale of business		(20)	(5)		(21)	(3)
Accelerated depreciation		1	25		8	74
Other non-GAAP items		56	64		162	252
Non-GAAP operating income (loss)	($)	1,214	1,020	($)	3,162	2,816
Non-GAAP operating margin(3)	($)	28.0%	26.5%	($)	25.7%	24.7%

(1) The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1c to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(2) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(3) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

	Reconciliation of net income (loss) to adjusted EBITDA
	(Unaudited)

		Three months ended		Nine months ended
		September 30,		September 30,
($ in millions)		2024	2023	2024	2023
Net income (loss)(1)		$(390)	77	$(1,684)	(1,082)
Increase (decrease) for excluded items:(2)
	Financial expenses	272	280	763	808
	Income taxes	69	(12)	648	(48)
	Share in profits (losses) of associated companies –net	(3)	§	(1)	(1)
	Depreciation	113	138	346	416
	Amortization	146	145	444	471
EBITDA		208	628	515	565
	Legal settlements and loss contingencies	450	314	638	1,009
	Goodwill impairment	600	-	1,000	700
	Impairment of long lived assets	(51)	48	758	310
	Restructuring costs	21	27	52	93
	Equity compensation	29	31	89	93
	Contingent consideration(1)	34	27	305	140
	Loss (Gain) on sale of Business	(20)	(5)	(21)	(3)
	Other non-GAAP items	56	64	162	252
Adjusted EBITDA		$1,327	1,134	$3,500	3,158

	§ Represents an amount less than $0.5 million.

	(1) The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1c to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
	(2) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.

	Segment Information
	(Unaudited)

	United States		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,225	$1,896	$1,265	$1,146	$613	$591
Gross profit	1,265	1,060	698	648	306	293
R&D expenses	151	156	55	62	27	30
S&M expenses	259	243	203	184	134	116
G&A expenses	107	93	67	66	36	33
Other loss (income)	§	(2)	1	§	§	(2)
Segment profit	$748	$571	$373	$338	$109	$117

§ Represents an amount less than $0.5 million.

Segment Information
Unaudited

	United States		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$6,060	$5,465	$3,749	$3,493	$1,802	$1,750
Gross profit	3,291	2,866	2,113	1,943	889	861
R&D expenses	475	460	173	168	85	81
S&M expenses	789	700	605	565	397	353
G&A expenses	300	289	197	196	109	105
Other loss (income)	(1)	(3)	1	(2)	(1)	(34)
Segment profit	$1,727	$1,421	$1,137	$1,017	$299	$356

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	September 30,
	2024	2023

	(U.S.$ in millions)

United States profit	$748	$571
Europe profit	373	338
International Markets profit	109	117
Total reportable segment profit	1,230	1,025
Profit (loss) of other activities	(16)	(5)
	1,214	1,020
Amounts not allocated to segments:
Amortization	146	145
Other asset impairments, restructuring and other items*	(23)	57
Goodwill impairment	600	-
Intangible asset impairments	28	47
Legal settlements and loss contingencies	450	314
Other unallocated amounts	64	112
Consolidated operating income (loss)	(51)	344
Financial expenses - net	272	280
Consolidated income (loss) before income taxes*	$(324)	$64

*The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Nine months ended
	September 30,
	2024	2023

	(U.S.$ in millions)

United States profit	$1,727	$1,421
Europe profit	1,137	1,017
International Markets profit	299	356
Total reportable segment profit	3,163	2,794
Profit (loss) of other activities	(1)	22
Total segment profit	3,162	2,816
Amounts not allocated to segments:
Amortization	444	471
Other asset impairments, restructuring and other items*	931	276
Goodwill impairment	1,000	700
Intangible asset impairments	169	289
Legal settlements and loss contingencies	638	1,009
Other unallocated amounts	254	394
Consolidated operating income (loss)*	(274)	(323)
Financial expenses - net	763	808
Consolidated income (loss) before income taxes	$(1,037)	$(1,131)

*The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	September 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
United States segment
Generic products	$1,094	$839	30%
AJOVY	58	56	4%
AUSTEDO	435	339	28%
BENDEKA/TREANDA	40	56	(28%)
COPAXONE	69	98	(30%)
UZEDY	35	2	N/A
Anda	380	367	3%
Other	115	140	(18%)
Total	2,225	1,896	17%

	Three months ended
	September 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
Europe segment
Generic products	$973	$886	10%
AJOVY	56	41	37%
COPAXONE	53	55	(5%)
Respiratory products	60	61	(1%)
Other*	124	104	19%
Total	1,265	1,146	10%

* Other revenues in the third quarter of 2024 include the sale of certain product rights.

	Three months ended
	September 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
International Markets segment
Generic products	$477	$470	1%
AJOVY	24	18	35%
COPAXONE	13	16	(18%)
Other*	99	87	14%
Total	613	591	4%

* Other revenues in the third quarter of 2024 include the sale of certain product rights.

Segment revenues by major products and activities
(Unaudited)

	Nine months ended
	September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
United States segment
Generic products	$2,924	$2,471	18%
AJOVY	144	154	(6%)
AUSTEDO	1,124	817	38%
BENDEKA / TREANDA	127	185	(31%)
COPAXONE	179	224	(20%)
UZEDY	75	14	433%
Anda	1,134	1,183	(4%)
Other	352	417	(16%)
Total	6,060	5,465	11%

	Nine months ended
	September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
Europe segment
Generic products	$2,947	$2,727	8%
AJOVY	158	115	37%
COPAXONE	163	174	(6%)
Respiratory products	183	195	(6%)
Other*	299	282	6%
Total	3,749	3,493	7%

* Other revenues in the first nine months ended 2024 include the sale of certain product rights.

	Nine months ended
	September 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$1,440	$1,425	1%
AJOVY	63	45	39%
COPAXONE	38	50	(23%)
Other*	261	229	14%
Total	1,802	1,750	3%

* Other revenues in the first nine months ended 2024 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	693	5
Beneficial interest collected in exchange for securitized account receivables	339	362
Purchases of property, plant and equipment and intangible assets	(148)	(149)
Proceeds from divestitures of businesses and other assets	38	10
Free cash flow	$922	$229

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	672	184
Beneficial interest collected in exchange for securitized account receivables	951	1,056
Purchases of property, plant and equipment and intangible assets	(369)	(407)
Proceeds from sale of business and long lived assets	39	68
Acquisition of subsidiary, net of cash acquired	(15)	-
Free cash flow	$1,278	$902

IR Contacts
Ran Meir (215) 591-8912
Yael Ashman +972 (3) 914 8262
Sanjeev Sharma (267) 658-2700

Media Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/1ac2fc55-a186-4921-b2c9-dbec0de606f0